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                                                                    Exhibit 10.2

                    Description of OraSure Technologies, Inc.
                          2002 Employee Cash Bonus Plan

On May 20, 2002, the Company's Board of Directors authorized the Company to implement a 2002 Employee Cash Bonus Plan (the "Bonus Plan"). The purpose of the Bonus Plan is to reward outstanding individual performance by employees with cash bonuses. All employees, except for sales employees (who are covered by a separate commission plan), will be eligible to participate in the Bonus Plan. Pursuant to the Bonus Plan, cash bonuses may be paid out of (i) a basic cash bonus pool to be initially funded in the amount of $400,000 (the "Basic Pool") and (ii) an incentive cash bonus pool (the "Incentive Pool").

Basic Pool. Payments from the Basic Pool will depend on an employee's achievement of individual performance objectives and the overall condition of the Company's business at the end of 2002 (as determined by the Board in its sole discretion). In general, payments are expected to be based on the following target payouts, which are expressed as a percentage of base salary:

                        Title                                   Target Payouts

               Chief Executive Officer                               50%
               Chief Science Officer                                 35%
               Chief Financial Officer                               35%
               Senior Vice President                                 30%
               Vice President                                        20%
               Director                                              15%
               Manager                                               10%
               All other                                              5%

Performance criteria for individual employees will be derived from the Company's 2002 corporate objectives concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or such other objectives chosen by the Board in its sole discretion. Awards are expected to reflect a weighted average measurement of an employee's achievement of his or her individual performance objectives.

If the Company does not achieve its 2002 sales and net income budgets, the Basic Pool will be reduced by at least 50% to $200,000, subject to the attainment of the applicable performance criteria as provided above. If the Company achieves its 2002 sales and net income budgets, the full $400,000 Basic Pool will be available for award.

Incentive Pool. Payments from the Incentive Pool may be made only if the Company exceeds its 2002 sales and net income budgets. The aggregate payments that could be made from the Incentive Pool are expected to equal 50% of the excess by which the Company's 2002 net income is greater than $1 million. All amounts awarded from the Basic Pool shall be included in determining the Company's 2002 net income for purposes of the Incentive Pool. Awards from the Incentive Pool shall be made on the same basis as the awards from the Basic Pool, provided that aggregate awards from both the Basic Pool and the Incentive Pool to any individual shall not exceed two times the applicable target payout percentage for such employee for awards under the Basic Pool.

Employees must be employed by the Company as of December 31, 2002 in order to participate in the Bonus Plan, and awards will be adjusted on a pro rata basis to the extent any employee is employed for only a portion of the year 2002. The Chief Executive Officer will recommend individual awards for all employees to the Compensation Committee of the Board of Directors based on an assessment of each individual's performance against his or her

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applicable performance objectives. The Compensation Committee may approve or disapprove any recommended bonus award in whole or in part in its sole discretion. In addition, the Board shall have the right in its sole discretion to reject any or all of the recommended bonus awards, even if any and all applicable performance criteria have been satisfied, based on business conditions of the Company at or immediately after the end of 2002.